UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2010

BROWNIE’S MARINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28321	90-0226181

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

940 N.W. 1st Street, Fort Lauderdale, Florida 33311
(Address of Principal Executive Office) (Zip Code)

(954) 462-5570
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously disclosed under the Company’s Form 10-Q quarterly report for the period ended September 30, 2010, on September 24, 2010 the Company issued an aggregate of 371,250 shares of restricted common stock to Carleigh Rae Corp., a Florida corporation (“CRC”) pursuant to an agreement with CRC under which the Company’s wholly owned subsidiary, Trebor Industries, Inc.,  acquired seven granted U.S. Patents and three pending U.S. Patents, relating to water safety and survival products, including, but not limited to, devices incorporated into life jackets, personal flotation devices, scuba tanks and BCs (the “Intellectual Property”).  The Intellectual Property was transferred to Trebor Industries during the three month period ending March 31, 2010.  In consideration of the Intellectual Property, the Company issued the shareholders of CRC an aggregate of 371,250 shares of common stock of the Company and made a cash payment of an aggregate of $25,500 to the shareholders.  In addition, the CRC is entitled to a percentage of future sales amounting up to $8,250 of products the Company is to receive in conjunction with a patent infringement lawsuit related to the Intellectual Property that was settled in August 2010.  In August 2010, the Company settled a lawsuit for infringement of one of the patents included in the Intellectual Property and the Company recorded $206,950 as other income that was settled in cash and inventory credits. The Company believes the terms of the agreement were on terms favorable to the Company, as the Company believes that there are significant opportunities to license and market the Intellectual Property.

Robert Carmichael, the Company’s chief executive officer and director, also serves as an officer and director of CRC and is a shareholder of CRC.  The shares issued to the CRC shareholders were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The shares contain a legend restricting their transferability absent registration or applicable exemption.

A copy of the agreement is incorporated herein by references and is filed as an exhibit to this Form 8-K.  The description of the transactions contemplated by the agreement as set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement and incorporated by this reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1 Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROWNIE’S MARINE GROUP, INC.

Date: December 31, 2010	/s/ Robert Carmichael
Robert Carmichael
Chief Executive Officer